Exhibit 23.2

Gay & Joseph, CPA's, PC

201 Church Street

LaGrange, Georgia 30240-2711

October 18, 2005

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Gentlemen:

We consent to the inclusion in this Registration Statement of Great American Family

Parks, Inc. on the Form SB-2 our reports dated June 10, 2005 on our audits of the financial statements of Ron Snider & Associates, Inc. d/b/a Wild Animal Safari for the years ended December 31, 2004 and 2003 and the results of their operations and cash flows for each of the two years then ended.  Additionally, we consent to inclusion of the reviewed financial statement for the three months ended March 31, 2005 and dated September 29, 2005.

We also consent to the reference to our firm under the caption “Experts” in this

Registration Statement.

Sincerely,

/s/ Chris Joseph

Chris Joseph, CPA

Gay & Joseph, CPA's, PC